UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TEMPEST THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	45-1472564
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94080

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Series A Junior Participating Preferred Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

This Amendment No. 1 (the “Amendment”) amends the Registration Statement on Form 8-A originally filed by Tempest Therapeutics. Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on October 11, 2023. The Amendment is being filed to amend the description of preferred stock purchase rights (the “Rights”) of the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement (as defined below).

Item 1. Description of Securities to be Registered.

On October 9, 2024, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of October 10, 2023, by and between the Company and Computershare Trust Company, N.A., as rights agent (as amended, the “Rights Agreement”). Capitalized terms used but not otherwise defined in this Item 1 shall have the meanings ascribed to such terms in the Rights Agreement.

The Amendment extends the Final Expiration Date of the Rights Agreement until immediately following the Company’s 2025 Annual Meeting of Stockholders or, if Tempest’s stockholders approve the Rights Plan at or prior to such meeting, to October 10, 2026, unless the Rights are earlier redeemed or exchanged by the Company. The Company does not have any obligation under the Rights Agreement to seek stockholder approval for the Rights Agreement. The Rights Agreement otherwise remains unmodified and in full force and effect in accordance with its terms.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Rights Agreement, a copy of which is filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the SEC on October 11, 2023, and the Amendment, a copy of which is filed as Exhibit 4.2 to the Current Report on Form 8-K filed by the Company with the SEC on the date hereof, each of which is incorporated by reference into this Item 1.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on October 10, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on October 11, 2023).

4.1	Rights Agreement, dated as of October 10, 2023, between Tempest Therapeutics, Inc. and Computershare Trust Company, N.A., which includes the form of Certificate of Designation as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on October 10, 2023).

4.2	Amendment No. 1 to Rights Agreement, dated as of October 9, 2024, by and between Tempest Therapeutics, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on October 10, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 10, 2024

Tempest Therapeutics, Inc.

By:	/s/ Stephen Brady
	Name:	/s/ Stephen Brady
	Title:	President and Chief Executive Officer